SERVICE AGREEMENT

between

AMERICAN SURGICAL ASSISTANTS, INC.

and

PROFESSIONAL SURGICAL ASSISTANTS, INC.

July 1, 2002

TABLE OF CONTENTS

RECITALS

I. SERVICE AGREEMENT

1.1 Definitions.

1.1-1 Service Fee

1.1-2 ASA Expense

1.1-3 ASA Services

1.1-4 Provider

1.1-5 Term

1.2 Appointment and Authority.

1.2-1 Appointment

1.2-2 Authority

1.2-3 Referrals

1.3 Covenants and Responsibilities.

1.3-1 Quality Assurance, Utilization Review, Provider Qualifications

1.3-2 ASA Personnel

A. Providers and other Personnel

B. ASA Services

C. Adherence to Professional Standards

1.3-3 Confidentiality

1.3-4 Insurance

1.3-5 Billing And Collection

1.4 Covenants and Responsibility of ASA

1.4-1 Organization and Operation

1.4-2 Confidential and Proprietary Information

1.5 Financial Arrangement

1.5-1 Service Fee

A. Amount

B. Payment

II. TERM AND TERMINATION

2.1 Initial and Renewal Term

2.2 Termination

2.2-1 Legislative, Regulatory, Administrative, or Third Party Payment Change.

2.2-2 Termination On Notice of Default

2.2.3 Compliance

2.3 Effects of Termination

III. MISCELLANEOUS.

3.1 Notices

3.2 Governing Law.

3.3 Assignment

3.4 Waiver of Breach

3.5 Enforcement

3.6 Gender and Number

3.7 Additional Assurances

3.8 Consents, Approvals, and Exercise of Discretion

3.9 Force Majeure

3.10 Severability

3.11 Divisions and Headings

3.12 Amendments and Agreement Execution 3.13 Arbitration

3.14 Entire Agreement

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“Services Agreement”) is made and entered into effective as of the 1st day of July 1, 2002 (“Effective Date”), by and between American Surgical Assistants, Inc., a Texas limited liability partnership (“ ASA”), and Professional Surgical Assistants, Inc., a Texas Corporation (“PSAS”).

RECITALS:

This Service Agreement is made with reference to the following facts:

A. Whereas, ASA is formed for and engaged in the provision of non physician surgical assistant services and staffing in the State of Texas, and wherever else ASA may now or in the future be authorized to do business, and

B. Whereas, PSAS operates as a organization providing scheduling of surgical assistant services and staffing to hospitals; and as a result has acquired certain expertise and know how, and

C. Whereas, ASA desires to focus its energies, expertise, and time on the actual delivery of surgical assistant services and staffing to hospitals and to expand the number of hospitals being provided this service by ASA. To accomplish that goal, ASA desires to delegate some of the management business aspects of such services to an entity possessing knowledge and experience in providing those services, and

D. Whereas, PSAS provides these scheduling services necessary to aide ASA, now and therefore and in consideration of the promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties agree as follows:

1. CONSUL TING SERVICES PROVIDED

1:1 DEFINITIONS.

For the purposes of this Agreement, the following terms have the following meanings, unless otherwise clearly required by the context in which the term is used.

1.1-1 Service Fee. The term “ Service Fee” means the weekly fee, established pursuant to this Agreement, paid by ASA to PSAS to provide weekly compensation to PSAS.

1.1-2 ASA Expense. The term” ASA Expense” means an expense or cost that is incurred by PSAS or ASA and for which ASA is financially liable.

1.1-3 ASA Services. The term “ASA Services” means surgical assistant services and staffing.

1.1-4 Provider. The term “Provider” means the professionals who are independent contractors, employees or otherwise retained by or associated with ASA to provide non physician surgical assistant services and staffing.

1.1-5 means the initial and any renewal periods of duration of this Agreement.

APPOINTMENT AND AUTHORITY

1.2-1 Appointment. ASA appoints PSAS as an agent for the Services indicated herein, except as otherwise specifically agreed in writing by ASA and PSAS. PSAS accepts the appointment, subject at all times to the provisions of this Service Agreement.

1.2-2 Authority

A. Consistent with the provisions of this Services Agreement, PSAS shall have the responsibility to provide specified services for ASA, including, without limitation, the provision of or arranging for, at ASA’ s expense, quality assurance and utilization programs and review, recruiting, training, monitoring, and scheduling of providers, and insuring ASA is in compliance with applicable standards.

1.2.3 Referrals. PSAS and ASA agree that the benefits to ASA hereunder do not require, are not payment for, and are in no way contingent upon, the referral of or any other arrangement for the provision of any item or service offered by PSAS.

COVENANTS AND RESPONSIBILITIES

1.3-1 Quality Assurance. Utilization Review. Provider Qualifications. PSAS shall assist ASA in the establishment and implementation of procedures to ensure the consistency and quality of Services provided by ASA, and shall provide daily onsite support for ASA’s quality-assurance and utilization-review and other programs that may be required under ASA’s contracts with hospitals.

PSAS agrees to ensure that each surgical assistant providing services through ASA shall have and maintain certain specified qualifications and certifications, and provide evidence of same. PSAS’s failure to adhere to this standard will be grounds for termination of this Agreement.

1.3-2 ASA Personnel. PSAS shall be responsible for recruiting, training, supervising and scheduling all Providers who are either employed or contract with ASA to provide ASA Services.

A. Providers and other Personnel. PSAS shall retain, at the expense of ASA, the number of Providers and healthcare personnel sufficient in the reasonable business judgment of PSAS, that are necessary and appropriate for the provision of ASA Services, each of whom shall be bound by and subject to applicable provisions of this Agreement. Each Provider shall meet the minimum standards set forth in Section 1.3-2-C below and enter into and maintain with ASA an employment contract or written independent contractor agreement. ASA shall be responsible for paying the salary for employees or compensation for contracted or affiliated Providers and other personnel, and any other withholding required by applicable law. PSAS shall, on behalf of ASA, establish the compensation levels with respect to such individuals in accordance with the written agreement between ASA and each Provider.

B. ASA Services. PSAS shall be responsible for scheduling Providers in accordance with the terms set by ASA and Service Agreements between ASA and hospitals. PSAS shall cause all Providers to exert their best efforts to develop and promote ASA in a manner designed to ensure that ASA is able to serve the diverse needs of the healthcare community.

C. Adherence to Professional Standards. PSAS will insure that each ASA Provider complies with, is controlled and governed by, and otherwise provides ASA Services in accordance with applicable federal, State, and municipal laws, rules, regulations, ordinances, and orders, and the ethics and standards of care of the medical ccommunity wherein ASA provides services.

1.3-3 Confidentiality. PSAS agrees to keep confidential and not to take, retain, use, or disclose to others during the term of this Agreement except as expressly consented to in writing by ASA or by law, any secrets or confidential technology, proprietary information, patient lists or records, documents pertaining to AS A’ s business or financial conditions, trade secrets of ASA, or any matter or thing ascertained by PSAS through PSAS’s relationship with ASA, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of ASA. PSAS further agrees that upon termination or expiration of this Agreement, PSAS and each of its members, partners, employees, contractors, or agents will neither take nor retain, without prior written authorization from ASA, any papers, patient lists, fee books, illes, or other documents or copies thereof or other confidential information of any kind belonging to ASA or pertaining to ASA’s business, financial condition, or products. Without limiting other possible remedies to ASA for the breach of this covenant, PSAS agrees that injunctive or other equitable relief shall be available to enforce this covenant regarding confidentiality of information, such relief to be without necessity of posting bond, cash, or otherwise. PSAS further agrees that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

1.3-4 PSAS’s Insurance. Throughout the Term, PSAS shall obtain and maintain with commercial carriers, through self-insurance, or by some combination thereof, appropriate comprehensive general liability insurance covering PSAS, in such amounts, on such basis, and upon such terms and conditions as PSAS deems appropriate. Upon the request of ASA, PSAS shall provide ASA with a certificate evidencing such insurance coverage.

1.3-5 Billing and Collection. During the term of this Agreement PSAS will not bill for professional services rendered by ASA and employees of ASA. It being understood that all billings for professional services rendered by ASA will be performed by PHBS under its Administrative Services Agreement with ASA.

1.4 COVENANTS AND RESPONSIBILITY OF ASA

1.4-1 Organization and Operation. ASA, as a continuing condition of PSAS’s obligations under this Agreement, shall at all times during the term be and remain legally organized and operated to provide ASA Services in a manner consistent with all applicable state and federal laws.

1.4-2 Confidential and Proprietary Information. ASA acknowledges the confidentiality of its relationship with PSAS and of any confidential information of which it may learn or obtain during the Term of this Agreement ASA agrees to keep confidential and not to take, retain, use, or disclose to others during the term of this Agreement, except as expressly consented in writing by PSAS or by law, any secrets or confidential technology, proprietary information, strategic plans, patient lists or records, documents pertaining to PSAS’s business or financial conditions (including the terms of this Agreement), trade secrets of PSAS, or any matter or thing ascertained by ASA through ASA’ s relationship with PSAS, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests or trade secrets of PSAS. ASA further agree that upon termination or expiration of this Agreement, ASA and each and every of its members, partners, employees, contractors, or agents will neither take nor retain, without prior written authorization from PSAS, any papers, patient lists, fee books, files, or other documents or copies thereof or other confidential information of any kind belonging to PSAS or pertaining to PSAS’s business, sales, financial condition, or products. Without limiting other possible remedies to PSAS for the breach of this covenant, ASA agree that injunctive or other equitable relief shall be available to enforce this covenant regarding confidentiality of information, such relief to be without necessity of posting bond, cash, or otherwise. ASA further agree that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

1.5 FINANCIAL ARRANGEMENT

1.5-1 Service Fee. Fee an amount equal to the following:

PSAS shall receive Fee an amount equal to the following:

A. Amount of Service Fee: A annual fee of $260,000.00 payable at $5,000.00 per week. PSAS will be compensated for services performed by PSAS during the term of this agreement. This fee shall be paid every Friday

B. Additional Fees due to PSAS:. Additionally, PSAS and/or its representatives or assignees shall receive the following:

1.5.1-B.1 Automobile allowance sufficient to cover the purchase or lease price of an automobile chosen by PSAS including but is not limited to the purchase price, daily maintenance expenses, fuel expense, insurance expenses and premiums and all repairs.

1.5.1-B.2 life insurance on the representative of PSAS in the amount of $5,000,000.00 payable to a beneficiary chosen and assigned by PSAS.

1.5.1-B.3 Health insurance coverage with ASA reimbursing PSAS for any portions thereof that are deemed not covered by the insurance carrier.

1.5.1-B.4 Disability insurance in the amount of $10,000.00 per month for a minimum of five years following any disability that lasts more than 90 days.

1.5.1-B.5 An expense account in the amount of $10,000.00 per month.

1.5.1-B.6 A buy-out, one-time compensation equal to the total of the remaining fees payable to PSAS and the time this Agreement is terminated, and a termination Severance pay of $3,000,000.00 payable to PSAS at the time of termination.

1.5.1-B.7 An option to purchase 5% of any shares issued by ASA during the term of this contract at a discounted price equal to 25% of the price recorded at the close of trading on the day such issue is authorized by ASA.

II. TERM AND TERMINATION

2.1 INITIAL TERM AND RENEWAL TERM. The Term of this Agreement shall be for an initial period of three (3) years after the Effective Date of this Agreement and shall be automatically renewed for any successive period, provided that neither PSAS nor ASA shall have given notice of termination of this Agreement sixty (60) days before the end of the initial term or any renewal term, or unless otherwise terminated in accordance with this Agreement.

2.2 TERMINATION

2.2-1 Administrative or Third-Pa Payment Changes. If there shall be a change in the Medicare or Medicaid laws, regulations or general instructions, the adoption of new legislation, or regulatory body interpretation any of which shall make this Agreement unlawful, the parties shall immediately propose a new arrangement or basis for compensation for the services furnished pursuant to this Agreement which conforms to such new legislation or regulation but otherwise contains substantially the same business terms as possible. If PSAS and ASA are unable to timely (in recognition of the applicable laws) agree upon an arrangement, this Agreement shall terminate immediately.

2.2-2 Termination On Notice of Default If either party shall give notice to the other that the other party has substantially defaulted in the performance of any other obligation under this Agreement, and the default shall not have been cured within thirty (30) calendar days following the giving of the notice, the party giving notice shall have the right to terminate this Agreement.

2.2-3 Compliance With All Laws. ASA shall have the right to terminate this Agreement if at any time PSAS, while performing its responsibilities under this Services Agreement, does not comply with all laws, regulations, government orders, regulatory or judicial reviews and the like that do now or shall in the future exist and apply to ASA or the business of ASA.

2.3 EFFECTS OF TERMINATION. Upon termination of this Agreement, as herein above provided, neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Services Fee relating to services provided prior to the termination of this Agreement and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the effect, including, without limitation, indemnities, and confidentiality, provisions, which provisions shall survive the expiration or termination of this Agreement. Upon the expiration or termination of this Agreement for any reason or cause whatsoever, PSAS shall surrender to ASA all books and records pertaining to ASA’s business.

III. MISCELLANEOUS.

3.1 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given under this Agreement shall be deemed effectively given when in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows;

ASA:

American Surgical Assistants, Inc.10039 Bissonnet St. Suite 250 Houston, Texas 77036

PSAS:

Professional Surgical Assistants, Inc. P.O. BOX 1172, Alief Texas 77411

or to another address, or to the attention of another person or officer, that either party may designate by written notice.

3.2 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas and is performable and shall be enforceable in Harris County, Texas. The federal and state courts of Harris County, Texas, shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding, or other proceeding as between the parties that may be brought in connection with or by reason of, or arise out of, this Agreement.

3.3 ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party.

3.4 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision.

3.5 ENFORCEMENT. If either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party sha11 be entitled to recover the costs and expenses of the action, including, without limitation, reasonable attorneys’ fees.

3.6 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

3.7 ADDITIONAL ASSURANCES. Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute any additional instruments and take any additional acts that are reasonable and that the requesting party may deem necessary to effectuate this Agreement.

3.8 CONSENTS. APPROVALS. AND EXERCISE OF DISCRETION. Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that the consent or approval shall not be umeasonably withheld or delayed and that the discretion shall be reasonably exercised.

3.9 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of services deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions, by either party’s employees or any other similar cause beyond the reasonable control of either party unless the delay or failure in performance is expressly addressed elsewhere in this Agreement. Not withstanding the foregoing, no such event or circumstance set forth in this Section 3.9 shall ever excuse the non-payment of any sum of money due from one party hereto to the other pursuant to the terms of this Agreement.

3.10 SEVERABILITY. The parties have negotiated and prepared the terms of this Agreement in good faith and with the intent that every te~ covenant, and condition be binding upon and inure to the benefit of the respective parties. Accordingly, if anyone or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any, person or circumstance shall be adjudged to any extent invalid, unenforceable, void, or voidable for any reason whatsoever by a court of competent jurisdiction, that provision shall be as narrowly construed as possible, and all the remaining terms, provisions, promises, covenants, and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to applicable law.

3.11 DIVISIONS AND HEADINGS. The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

3.12 AMENDMENTS AND AGREEMENT EXECUTION. This Agreement and its amendments, if any, shall be in writing and may be executed in multiple copies on behalf of the parties.

3.13 ARBITRATION. The parties agree to use good faith negotiation to resolve any dispute, claim, or controversy that may arise under or relate to this Agreement or to a breach of the this Agreement In the event that the parties are not able to resolve any dispute, claim, or controversy by negotiation, any such dispute, claim, or controversy shall be settled by binding arbitration which shall be conducted in Houston, Texas, in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

3.14 ENTIRE AGREEMENT. With respect to the subject matter of this Agreement, this Agreement supersedes any and all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified in this

Agreement. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated by amendment as provided in this Agreement, such amendment(s) to become effective on the date stipulated in the amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements in this Agreement and upon no others.

IN WITNESS WHEREOF, ASA and PSAS have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

ASA:

AMERICAN SURGICAL ASSISTANTS, INC.

By:	______________________________

Title:	_____________________________

And:	By:	______________________________

Title:	_____________________________

PSAS:	PROFESSIONAL SURGICAL ASSISTANTS, INC.

By:	______________________________

Title: __________________________________________

CSAS:	AS AN AFFECTED PARTY ACKNOWLEDGMENT OF THIS AGREEMENT

CERTIFIED SURGEON ASSISTANT SERVICES, INC.

By:	______________________________

Title:	_____________________________

RENEWAL OF SERVICE AGREEMENT

This addendum (A Renewal of Service Agreement@) is made and entered into effective the 1 st day of July 1, 2005 (A Effective Date”), by and between American Surgical Assistants, Inc., a Texas corporation (A ASA@), and Professional Surgical Assistants, Inc. (A PSAS@).

RECITALS:

This is a renewal of the Service Agreement into on July 1,2002 with the following modifications:

Item: I. CONSULTING SERVICES PROVIDED: 1.5.1-B.8 is added:

1.5.1-B.8 EFFECTS OF TERMINATION ON OWNERSHIP OF STOCK: Termination of this Agreement shall not affect in anyway the ownership and or rights of ownership by PSAS of shares in ASA or any of its assignees or successors.

Item II. TERM AND TERMINATION: 2.1 INITIAL TERM AND RENEWAL TERM: Shall be changed to read as follows:

Item II. TERM AND TERMINATION: 2.1 INITIAL TERM AND RENEWAL TERM: The term of the Agreement shall be FIVE years from the date of this renewal, to be automatically renewed for equal terms unless either party notifies the other, in writing, within sixty (60) days of the desire not to renew this Agreement.

All other terms and conditions of the renewed Agreement shall remain in force without modification.

IN WITNESS WHEREOF, ASA and PSAS have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

AMERICAN SURGICAL ASSISTANTS, INC.

By:	__________________________	By:
Title:	__________________________	Title:______________________________

By: _______________________________

Title: _____________________________

CSAS: AS AN AFFECTED PARTY ACKNOWLEDGMENT OF THIS AGREEMENT:

CERTIFIED SURGEON ASSISTANT SERVICES, INC.

By: _______________________________

Title: _____________________________

Appeared before me ________________on __________________ at Houston, Harris County, Texas . My commission expires on